Exhibit 99.1


[FIRST                                                        FOR
FEDERAL                                                 IMMEDIATE
BANCSHARES OF ARKANSAS, INC. logo]                        RELEASE

1401 Highway 62/65 North         FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                 Larry J. Brandt/CEO
Harrison, AR  72602                          Tommy Richardson/COO
                                              Sherri Billings/CFO
                                                     870.741.7641



           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS

Harrison, Arkansas - October 31, 2007 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that the Corporation's net income amounted to $301,000 or $0.06 basic earnings per share and $0.06 diluted earnings per share during the third quarter of 2007 compared to net income of $1.7 million or $0.34 basic earnings per share and $0.33 diluted earnings per share during the third quarter of 2006. Earnings for the nine months ended
September 30, 2007 amounted to $2.0 million or $0.41 basic earnings per share and $0.41 diluted earnings per share compared to earnings of $6.0 million or $1.19 basic earnings per share and $1.16 diluted earnings per share for the same period ended September 30, 2006. Book value or stockholders' equity per share at September 30, 2007, was $15.23.

Larry J. Brandt, CEO for the Corporation said, "The downturn in the housing market continues to have an impact on our earnings. Our earnings for the third quarter of 2007 of $.3 million were down from the same quarter last year primarily as a result of our loan loss provision of $1.3 million. In addition, the compression of our net interest margin due to competitive pressures and nonaccrual loans continued to have a negative impact on our profits during this quarter. First Federal is very fortunate to have strong capital combined with dedicated and experienced leadership to "weather" this downturn in the housing market. We very much appreciate the loyalty and business of our stockholders and customers during these challenging times."

Total assets at September 30, 2007 amounted to $797.8 million, total liabilities were $723.7 million and stockholders' equity totaled $74.1 million or 9.3% of total assets. This compares with total assets of $852.5 million, total liabilities of $776.9 million and stockholders' equity of $75.6 million or 8.9% of total assets at December 31, 2006. At September 30, 2007 compared to December 31, 2006, cash and cash equivalents decreased $7.6 million or 21.5%, investment securities held to maturity increased $24.3 million or 39.9%, and real estate acquired in settlement of loans ("REO") increased $5.0 million, or 129.3%. Net loans receivable decreased by $73.9 million, or 10.7%, primarily due to a decrease in construction loan originations. The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market. The $53.2 million or 6.9% decrease in total liabilities was primarily due to a decrease of $40.6 million or 33.7% in Federal Home Loan Bank ("FHLB") of Dallas advances. The funds available from the decrease in net loans receivable were used to repay FHLB advances, as well as purchase investment securities. Stockholders' equity decreased during the nine months ended September 30, 2007 due to the purchase of 80,526 shares of treasury stock totaling $2.0 million in connection with the Corporation's stock repurchase program and the payment of quarterly cash dividends in the amount of $2.3 million. Such decreases were partially offset by net income in the amount of $2.0 million resulting from continued profitable operations, as well as the issuance of 106,965 shares of treasury stock totaling $350,000 as a result of the exercise of stock options.

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Nonperforming assets amounted to $36.7 million or 4.60% of total assets at September 30, 2007, compared to $23.5 million or 2.76% of total assets at December 31, 2006. At September 30, 2007, nonperforming assets consisted primarily of $23.0 million of nonaccrual loans and $8.8 million in real estate owned. The increase in nonaccrual loans was primarily due to an acquisition and development loan on a subdivision totaling $2.2 million and commercial real estate loans on a shopping center totaling $2.6 million. The increase in real estate owned was due primarily to single-family speculative construction loans. This increase in nonaccrual loans reflects the general slowdown in housing and oversupply of lots and speculative homes in the Bank's Northwest Arkansas market. In turn, certain homebuilder customers of the Bank have experienced extended marketing times for the sales of their speculative homes and inadequate cash flow to service the interest carry on their loans. The allowance for loan losses amounted to $5.0 million at September 30, 2007 or 0.76% of total loans and $2.6 million or 0.35% of total loans at December 31, 2006.

Net interest income, the primary component of net income, decreased from $6.4 million for the three months ended September 30, 2006 to $5.3 million for the three months ended September 30, 2007. Net interest income was $20.3 million for the nine months ended September 30, 2006 as compared to $17.5 million for the nine months ended September 30, 2007. Net interest margin for the three months and nine months ended September 30, 2007 was 2.88% and 3.09% compared to 3.12% and 3.34%, respectively, for the same periods in 2006. The decrease in net interest income and the net interest margin was due to the decrease in loans receivable, an increase in nonaccrual loans and the current interest rate environment and competitive pressures on rates.

The provision for loan losses increased $846,000 to $1.3 million for the three month period ended September 30, 2007 compared to $484,000 for the three month period ended September 30, 2006 and increased $2.5 million to $3.6 million for the nine month period ended September 30, 2007 compared to $1.1 million for the nine month period ended September 30, 2006. The increase in the provision for loan losses in both comparison periods was due primarily to an increase in nonaccrual loans as discussed above and a $1.4 million specific loss allowance on two phases of a subdivision recorded during the first quarter of 2007, as well as a $865,000 specific loan loss allowance on a subdivision recorded during the third quarter of 2007.

Noninterest income decreased $18,000 or 0.9% to $2.0 million for the three month period ended September 30, 2007 compared to $2.0 million for the same period in 2006 and decreased $517,000 or 8.2% to $5.8 million for the nine month period ended September 30, 2007 compared to $6.3 million for the same period in 2006. The decrease in the three month comparison period was primarily due to a decrease in the gain on sale of loans. The decrease in the nine month comparison period was also due to a decrease in the gain on the sale of loans, as well as nonrecurring gains on sales of two properties of approximately $528,000 in the first quarter of 2006. These properties represented excess land and a building adjacent to two existing branches.

Noninterest expenses increased $360,000 or 6.6% to $5.8 million for the three months ended September 30, 2007 compared to $5.4 million for the same period in 2006 and increased $567,000 or 3.4% to $17.3 million for the nine months ended September 30, 2007 compared to $16.8 million for the same period in 2006. The increase in the three and nine month comparative periods was mainly due to an increase in other expenses related to REO.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

                  Financial Tables Attached
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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (In thousands of dollars)
                          (Unaudited)


                                                   September 30,   December 31,
ASSETS                                                 2007           2006
                                                  ______________  _____________

Cash and cash equivalents                            $ 27,869       $ 35,518
Investment securities held to maturity                 84,998         60,746
Federal Home Loan Bank stock                            4,376          7,089
Loans receivable, net of allowances                   619,239        693,095
Accrued interest receivable                             9,958          9,999
Real estate acquired in settlement of loans, net        8,848          3,858
Office properties and equipment, net                   20,856         20,384
Cash surrender value of life insurance                 19,962         19,396
Prepaid expenses and other assets                       1,687          2,390
                                                      _______        _______
  TOTAL ASSETS                                       $797,793       $852,475
                                                      =======        =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                             $640,903       $652,265
Federal Home Loan Bank advances                        79,749        120,305
Advance payments by borrowers for
  taxes and insurance                                     525            666
Other liabilities                                       2,521          3,666
                                                      _______        _______
  Total liabilities                                   723,698        776,902

TOTAL STOCKHOLDERS' EQUITY                             74,095         75,573
                                                      _______        _______
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                             $797,793       $852,475
                                                      =======        =======










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                   FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     AND RELATED SELECTED OPERATING DATA
              (In thousands of dollars, except earnings per share)
                                    (Unaudited)

                                      Three Months Ended     Nine Months Ended
                                         September 30,         September 30,
                                     ____________________   ___________________
                                        2007      2006        2007       2006
                                     __________ _________   _________ _________

Interest income                       $12,381    $13,681     $38,803   $40,507
Interest expense                        7,086      7,307      21,344    20,197
                                       ______     ______      ______    ______
Net interest income                     5,295      6,374      17,459    20,310
Provision for loan losses               1,330        484       3,662     1,128
                                       ______     ______      ______    ______
Net interest income after
  provision for loan losses             3,965      5,890      13,797    19,182
Noninterest income                      1,995      2,013       5,815     6,332
Noninterest expenses                    5,809      5,449      17,334    16,767
                                       ______     ______      ______    ______
Income before income taxes                151      2,454       2,278     8,747
Income tax provision                     (150)       754         284     2,787
                                       ______     ______      ______    ______
Net income                            $   301    $ 1,700     $ 1,994   $ 5,960
                                       ======     ======      ======    ======

Earnings Per Share:

  Basic                               $  0.06    $  0.34     $  0.41   $  1.19
                                       ======     ======      ======    ======

  Diluted                             $  0.06    $  0.33     $  0.41   $  1.16
                                       ======     ======      ======    ======

Cash Dividends Declared               $  0.16    $  0.15     $  0.48   $  0.43
                                       ======     ======      ======    ======

Selected Operating Data (Quarter Annualized):
_____________________________________________
Interest rate spread                     2.82%     3.02%       3.02%     3.24%
Net interest margin                      2.88%     3.12%       3.09%     3.34%
Return on average assets                 0.15%     0.77%       0.32%     0.91%
Noninterest expenses to average assets   2.88%     2.49%       2.81%     2.58%
Return on average equity                 1.60%     8.54%       3.53%    10.09%














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